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SPATIALIZER AUDIO LABORATORIES, INC.

EXHIBIT 11.1  COMPUTATION OF LOSS PER COMMON SHARE

                                                                                                FISCAL YEAR
                                                     FISCAL YEAR ENDED          FOUR MONTHS        ENDED
                                                ----------------------------       ENDED        -----------
                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     AUGUST 31,
                                                   1996            1995            1994             1994
                                                -----------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE:

Weighted Average Common Shares                   12,644,751      15,933,516      14,329,235     12,376,579

Weighted Average Escrowed Performance Shares(1)                  (5,776,700)     (5,776,700)    (5,485,033)
                                                -----------------------------------------------------------
Adjusted Weighted Average Common Shares          12,644,751      10,156,816       8,552,535      6,891,546
                                                ===========================================================
Net Loss for Period                             (25,395,170)     (3,241,285)     (1,193,261)    (1,808,387)
                                                ===========================================================
Primary Loss Per share                                (2.01)          (0.32)          (0.14)         (0.26)
                                                ===========================================================

FULLY DILUTED EARNINGS PER COMMON SHARE:

Adjusted Weighted Average Common Share           12,644,751      10,156,816       8,552,535      6,891,546

Weighted Average Escrowed Performance Shares(1)           0       5,776,700       5,776,700      5,485,033

Shares to be issued on Option Exercise(2)           829,856         806,066         621,486        640,838

Shares to be issued on Warrant Exercise(2)           15,076         312,704          23,143              0
                                                -----------------------------------------------------------
Fully Diluted Weighted Average Common Shares     13,489,683      17,052,256      14,973,864     13,025,417
                                                ===========================================================
Net Loss for Period (from above)                (25,395,170)     (3,241,285)     (1,193,261)    (1,808,387)
                                                ===========================================================
Fully Diluted Loss Per Share                          (1.88)          (0.19)          (0.08)         (0.14)
                                                ===========================================================


(1) Escrowed performance shares were excluded from the determination of primary loss per share until conditions for release were met on December 30, 1996 at which time they were released.

(2) Outstanding options and warrants to purchase common shares have not been included in the calculation of primary loss per share as the effect of including such securities would be antidilutive. For purposes of computing the fully diluted loss per share, the treasury stock method has been used and the shares have been treated as outstanding for the entire period.